Allianz Life Insurance Company
of New York
[1633 Broadway, 42nd Floor
New York, NY 10019-6708]
[800/624-0197]
Individual Flexible Purchase Payment Variable and Index-Linked Deferred Annuity Contract

Purchase Payments we receive for this contract accumulate to provide Annuity Payments or an incidental Death Benefit.  This is a variable annuity contract with Contract Value increasing or decreasing depending on the experience of the Variable Account and Index Options.  Investment in the contract may result in a loss of Purchase Payments.  This contract is nonparticipating, with no dividends payable.  Benefits available under this contract are not less than those required by New York statute.  This contract contains a provision allowing us to make an Index Option temporarily unavailable on the upcoming Term Start Date if, due to yield on investments or the availability or cost of hedging, we are unable to support the Minimum Cap on that Index Option.

THE INDEX RETURN MAY BE POSITIVE, NEGATIVE OR ZERO AND INVESTMENT IN THIS CONTRACT MAY RESULT IN A LOSS OF PRINCIPAL.  IN SOME INSTANCES, THE POTENTIAL INVESTMENT LOSS FOR THIS PRODUCT MAY BE SIGNIFICANTLY GREATER THAN THE POTENTIAL INVESTMENT GAIN.

Signed for the Company at its home office on the Issue Date.
[/s/ Gretchen Cepek               /s/ Eric J. Thomes]
[Gretchen Cepek]   [Eric J. Thomes]
             [Secretary]  [President]

RIGHT TO EXAMINE (NON-REPLACEMENT): This contract can be returned within 10 days after you receive it.  It can be mailed or delivered to either us or the representative who sold it.  Return of this contract by mail is effective on being postmarked, properly addressed and postage paid.  As of this date, we promptly refund an amount equal to the sum of (a) and (b) where (a) is the difference between the Purchase Payments, including any fees or charges, less any Withdrawals, and the amounts, if any, allocated to the Variable Account and Index Options, and (b) is the value of the amounts allocated to the Variable Account and Index Options on the date you return the contract.  This may be more or less than the Purchase Payments.

RIGHT TO EXAMINE (REPLACEMENT): If this contract is replacing another contract, this contract can be returned within 60 days after you receive it.  It can be mailed or delivered to either us or the representative who sold it.  Return of this contract by mail is effective on being postmarked, properly addressed and postage paid.  As of this date, we promptly refund the Contract Value, plus any fees or charges, after we, or the representative, receive the contract.  This may be more or less than the Purchase Payments.

Variable Account expenses consist of Contract Charges, any Withdrawal Charges, and Transfer Fees.  These are shown on the Contract Schedule.  The Variable Account, Contract Value, Transfers, Contract Charges, and Withdrawals sections are found on pages 8-13.

Purchase Payments may be subjected to limitations as specified on page 8.
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This is a legal contract between you and the Company.  Read this contract carefully.

Table of Contents

Contract Schedule	3
Definitions	4
Purchase Payments	8
Variable Account	8
Index Account	8
Contract Value	9
How the Variable Account Value increases and decreases	9
Performance Lock	10
Transfers	11
Suspension of Payments or Transfers	12
Contract Charges	12
Mortality and Expense Risk Charge	12
Contract Maintenance Charge	12
Withdrawals	13
Full Withdrawal	13
Partial Withdrawals	13
Annuity Payments	14
How Annuity Payments Begin	13
How we calculate Annuity Payments	14
Annuity Options	14
Death Benefit	15
Ownership	17
General Provisions	18

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Definitions

Some of the terms found in this contract are defined below.  Additional terms are defined throughout this contract where they are used.  Section titles, provision titles, and terms used on the Contract Schedule are also capitalized to help you easily recognize them.

We, Our, Us, and the Company
Allianz Life Insurance Company of New York.  The terms We, Our, and Us may not be capitalized throughout this contract.

You, Your
The Owner of this contract.  The terms You and Your may not be capitalized throughout this contract.  The term “Contract Owner” may also be used to mean Owner in some endorsements or riders.

Accumulation Phase
The period of time beginning on the Issue Date and before you begin Annuity Payments.  The Accumulation Phase ends on the earliest of the following.
•	The Business Day we process your request for a Full Withdrawal.
•	The Business Day before the Annuity Date.
•
The Business Day that the Service Center receives a Valid Claim from all the Beneficiaries upon the death of an Owner (or Annuitant if the Owner is a non-individual), unless this contract is continued by the deceased Owner’s spouse.

Adjusted Contract Value
The Contract Value minus any Premium Tax paid by us.

Age
An individual’s age on his or her most recent birthday, unless otherwise specified.

Allocation Options
The Variable Options and Index Options available to you.

Annuitant
An individual whose Age determines the Annuity Payments.  You may be an Annuitant or you may name someone else.  The Annuitant is shown on the Contract Schedule.

Annuity Date
The date Annuity Payments actually begin.  The date Annuity Payments are scheduled to begin, the Scheduled Annuity Date, is shown on the Contract Schedule.

Annuity Phase
The period of time beginning on the Annuity Date during which we make Annuity Payments.  The Annuity Phase terminates on the earliest of the following.
•	Under Annuity Options 1 and 3, the death of the last surviving Annuitant.
•	Under Annuity Options 2 and 4, the death of the last surviving Annuitant and the end of the guaranteed period.
•	Under Annuity Option 5, the death of the Annuitant and payment of any lump sum refund.

Authorized Request
A request that is received by the Service Center in a form that is satisfactory to us.

Beneficiary
An individual or non-individual entitled to the Death Benefit under this contract.  If an Owner dies, any surviving Owner automatically becomes the sole Beneficiary and replaces any primary or contingent Beneficiary you previously named.

Business Day
Each day on which the New York Stock Exchange is open for trading.  Our Business Day closes when regular trading on the New York Stock Exchange closes, which is usually at 4:00 p.m. Eastern Time.  We process any instructions received after the close of any Business Day on the next Business Day.

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Definitions continued from the previous page

Buffer
A Buffer is the maximum negative Index Return that we will absorb.  On the Issue Date, we declare a Buffer for each Index Option, and the Buffers will not change.  The Buffers are shown on the Allocation Options Contract Schedule.

Cap
A Cap is the maximum positive Performance Credit for an Index Option.  On each Term Start Date, we declare a Cap, if applicable, for each Index Option or that an Index Performance Strategy Index Option with a Term longer than one Index Year is uncapped and guarantee them for the Term. If we declare that an Index Option does not have a cap, there is no limit on the positive Performance Credit on the Term End Date.  Caps are shown on your Index Options statement each year and will never be less than the Minimum Cap shown on the Allocation Options Contract Schedule.

•

Contract Anniversary
A twelve-month anniversary of the Issue Date or any subsequent twelve-month Contract Anniversary.

Contract Value
The Variable Account Value plus the Index Option Value(s).  The Index Option Value(s) is the value(s) in a selected Index Option.

Contract Year
A period of 12 months.  The first Contract Year begins on the Issue Date.  Subsequent Contract Years begin on the Contract Anniversaries.

Determining Life (Lives)
The person(s) on whose life (lives) we base the Death Benefit.  We determine the Determining Life (Lives) on the Issue Date.

After we issue this contract, you cannot add, remove or replace a Determining Life.
•	If this contract is solely owned, the Determining Life is the Owner.
•	If this contract is owned by a non-individual, the Determining Life is the Annuitant.
•	If this contract is jointly owned, the Determining Lives are the joint Owners.

If you remove a person as a Joint Owner due to divorce, that person no longer qualifies as a Determining Life and we remove him or her as such from this contract.

For jointly owned non-qualified contracts, if you establish a trust and change ownership to the trust, the prior Owner who is not the Annuitant no longer qualifies as a Determining Life and we remove him or her as such from this contract.

Index Anniversary
A twelve-month anniversary of the Index Effective Date or any subsequent twelve-month Index Anniversary.

Index Availability Period
The period of time between the Issue Date and when we can make an Index Option temporarily unavailable.

Index Effective Date
The first day of the first Index Year.  The Index Effective Date is shown on your Index Options statement.

Index Option Base
The value used to determine the dollar amount of the Performance Credit.  We establish an Index Option Base for each Index Option.
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Definitions continued from the previous page

Index Option Value
The value in a selected Index Option at the end of the Business Day.  We establish an Index Option Value for each Index Option shown on the Allocation Options Contract Schedule.

Index Options
The Index Options available to you are shown on the Allocation Options Contract Schedule.

Index Value
The value of an Index at the end of the Business Day.  Index Values are shown on your Index Options statement.

Index Year
A period of 12 months.  The first Index Year begins on the Index Effective Date.  Subsequent Index Years begin on the Index Anniversaries.

Issue Date
The first day this contract is effective.  The Issue Date is shown on the Contract Schedule.

Joint Annuitant
You can add a Joint Annuitant for the Annuity Phase by providing an Authorized Request.  If we allow Joint Annuitants, we determine Annuity Payments using the Ages of both Joint Annuitants.  We will not be liable for any actions we take before we receive an Authorized Request.

Joint Owner
Joint Owners have equal contract Ownership rights and must authorize the exercise of these rights in writing, unless otherwise allowed by us.  If Joint Owners are named, all references to Owner shall mean Joint Owners.  There can only be two Joint Owners.

Lock Date
The Business Day that we receive an Authorized Request for a Performance Lock.

Payee
The individual or non-individual to whom we make Annuity Payments.  Generally we require the Owner to be the Payee, but we allow you to name a different Payee to be one of the Allowed Payees shown on the Contract Schedule.

Participation Rate
A Participation Rate is a percentage of an Index Return used to calculate the Performance Credit for any of the Index Performance Strategy Index Options with a Term longer than one Index Year. On each Term Start Date, we declare a Participation Rate, if applicable, and guarantee it for that Term. Participation Rates are shown on your Index Options statement  each year and will never be less than the Minimum Participation Rate shown on the Allocation Options Contract Schedule.

Performance Credit
The return you may receive per Term when you allocate money to an Index Option(s).

Premium Tax
A tax levied on us by a governmental entity based on the amount of Purchase Payments you make to this contract.  If this tax is levied, we pay this amount to the governmental entity.

Purchase Payment
Any payment you make to this contract.

Quarterly Contract Anniversary
A three-month anniversary of the Issue Date or any subsequent three-month Quarterly Contract Anniversary.

Service Center
The office shown at the top of the first page of your contract.

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Definitions continued from the previous page

Term
The period of time from the Term Start Date to the Term End Date.  The Term is shown on the Allocation Options Contract Schedule.

Term End Date
The day on which a Term ends. A Term End Date may only occur on an Index Anniversary.

Term Start Date
The day on which a Term begins.  A Term Start Date may only occur on the Index Effective Date or an Index Anniversary.

Valid Claim
An Authorized Request of the Death Benefit payment option, due proof of death, and any required governmental forms.  Due proof of death includes a certified copy of the death certificate, a decree of court of competent jurisdiction as to the finding of death, or any other proof satisfactory to us.  Due proof of death is required only if we have not already received it.

Variable Account Value
The sum of the values in the selected Variable Options.

Variable Options
The Allocation Options available under the Variable Account.  We may add, eliminate, or substitute Variable Options; if we do, we will provide written notice.  The Variable Options are shown on the Allocation Options Contract Schedule.  No such additions, eliminations, or substitutions of Variable Options will be made unless prior approval is obtained from the New York State Department of Financial Services.
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Purchase Payments

Initial Purchase Payment
The Initial Purchase Payment is all Purchase Payments we receive on the Issue Date and is shown on the Contract Schedule.  The Initial Purchase Payment cannot be greater than the Maximum Total Purchase Payments shown on the Contract Schedule.

Additional Purchase Payments
Additional Purchase Payments are Purchase Payments we receive during the Accumulation Phase and before the first Valid Claim.  Additional Purchase Payments must be greater than or equal to the Minimum Additional Purchase Payment shown on the Contract Schedule.  Total Purchase Payments cannot be greater than the Maximum Total Purchase Payments.

No Default
Additional Purchase Payments are not required. Failure to make Additional Purchase Payments will not cause the contract to be in default.

Allocation of Purchase Payments
On the Issue Date, we allocate Purchase Payments to one or more of the Variable Options according to your future allocation instructions.  If the Issue Date is the Index Effective Date, we also allocate Purchase Payments to one or more of the Index Options according to your Index Effective Date allocation instructions.  Any Purchase Payment that we receive before the Index Effective Date that you want allocated to an Index Option, we place in the Money Market Variable Option.  On the Index Effective Date, we rebalance your Contract Value among your selected Allocation Options according to your Index Effective Date allocation instructions.  After the Index Effective Date, we allocate Purchase Payments to one or more of the Variable Options according to your future allocation instructions.  Any Purchase Payment that we receive after the Index Effective Date that you allocate to an Index Option, we place in the Money Market Variable Option.  On the next Index Anniversary, we transfer those allocations to the Index Options according to your allocation instructions.

Your future allocation instructions and Index Effective Date allocation instructions must comply with the Allocation Guidelines shown on the Contract Schedules.

Variable Account

The Variable Account is shown on the Allocation Options Contract Schedule.  It consists of assets we have set aside and have kept separate from the rest of our assets and those of our other separate accounts.  Income, gains, and losses, whether or not realized, from assets allocated to the Variable Account will be credited to or charged against such account without regard to other income, gains, and losses of the Company.  The assets of the Variable Account, equal to reserves and other liabilities of this contract and all other contracts issued through the Variable Account, will not be charged with liabilities arising out of any other business we may conduct.  We will maintain, in the Variable Account, assets with a value at least equal to the amounts accumulated in accordance with the Variable Account’s applicable agreements and reserves for annuities in the course of payment that vary with the investment experience of the Variable Account.

The Variable Account assets are divided into subaccounts corresponding to the Variable Options you select.

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Index Account

The Index Account is shown on the Allocation Options Contract Schedule.  The Index Account is an unregistered, non-unitized, non-insulated separate account.  It consists of assets we have set aside and have kept separate from the rest of our assets and those of our other separate accounts.  We will maintain, in the Index Account, assets with a value at least equal to the amounts accumulated in accordance with the Index Account’s applicable agreements and reserves for annuities.

Contract Value

How the Variable Account Value increases and decreases
The Variable Account Value increases and decreases based on Purchase Payments, Transfers, Withdrawals, the deduction of contract fees and charges, and the investment performance of the Variable Options you select.

We place Purchase Payments you allocate to the Variable Options into subaccounts of the Variable Account.  Each subaccount invests exclusively in one Variable Option.  We use Accumulation Units to account for all amounts allocated to or withdrawn from each subaccount as a result of Purchase Payments, Withdrawals, Transfers, or the deduction of contract and rider fees and charges.  We determine the Variable Account Value by multiplying the number of subaccount Accumulation Units by the subaccount’s Accumulation Unit Value and then adding these results together.

Number of Accumulation Units
On the Issue Date, the number of Accumulation Units in each subaccount is equal to the Initial Purchase Payment amount allocated to that subaccount, divided by that subaccount’s Accumulation Unit Value.

At the end of each Business Day, we adjust the number of Accumulation Units in each subaccount as follows.  Additional Purchase Payments and Transfers into a subaccount will increase the number of Accumulation Units.  Withdrawals (including any applicable Withdrawal Charges), Transfers out of a subaccount, and the deduction of any Contract Charges or Transfer Fees will decrease the number of Accumulation Units.  The change in the number of Accumulation Units is equal to the net amount allocated to or deducted from the subaccount, divided by that subaccount’s Accumulation Unit Value.

Accumulation Unit Value
We arbitrarily set the initial Accumulation Unit Value for each subaccount.  At the end of each Business Day for each subaccount, we multiply the Accumulation Unit Value at the end of the prior Business Day by the percentage change in value of a Variable Option since the prior Business Day.  The percentage change includes the market performance of the Variable Option and any assessed Mortality and Expense Risk Charge.

How we calculate Index Option Values
On the first Term Start Date, the Index Option Value and Index Option Base for each Index Option are equal to:
•	The portion of the Initial Purchase Payment allocated to that Index Option, if the Index Effective Date is the Issue Date; or
•	The portion of Variable Account Value allocated to that Index Option, if the Index Effective Date is not the Issue Date.

At the end of each Business Day other than the Term Start Date or Term End Date, the Index Option Value is equal to the Index Option Base plus its Daily Adjustment.  We establish a Proxy Value to calculate the Daily Adjustment.  The Proxy Value is determined on each Business Day based on the value of a hypothetical set of put and call options as determined by an option pricing formula.  The Daily Adjustment is calculated before we process any Partial Withdrawal or deduct any Contract Charges using the Index Option Base, the current Proxy Value, and the Proxy Value as of the Term Start Date.

At the end of each Business Day, we reduce each Index Option Value by the dollar amount withdrawn from the Index Option, including any Withdrawal Charge, and Contract Charges.  We deduct money from an Index Option proportionately based on the percentage of Contract Value in each Allocation Option, unless you specify otherwise.  We then reduce each Index Option Base by the same percentage that the amount withdrawn reduced its associated Index Option Value.

On each Term End Date, we calculate the Index Option Value for each Index Option(s) by applying its associated Performance Credit to its Index Option Base.  If the Term End Date is not a Business Day, we calculate the Performance Credit on the next Business Day.
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Contract Value continued from the previous page

How we calculate Index Option Values  (continued)
On each Term End Date, we determine the Index Return for each Index Option.  The Index Return is the Index Value for the Term End Date, minus the Index Value from the Term Start Date, divided by the Index Value from the Term Start Date. If the Term Start Date or Term End Date is not a Business Day, we use the Index Value on the next Business Day.

If, for any Index Option, there is a Cap, and the Index Return multiplied by the Participation Rate, if applicable, is positive and greater than or equal to the Cap for an Index Option, then the Performance Credit for the Index Option is equal to the Cap.  If the Index Return multiplied by the Participation Rate, if applicable, is positive, but less than the Cap, or if we declare an Index Performance Strategy Index Option is uncapped, then the Performance Credit for that Index Option is equal to the Index Return multiplied by the Participation Rate, if applicable.

If, for any Index Option, the Index Return is zero or negative, but within the Buffer, then the Performance Credit for that Index Option is zero.  If the Index Return is negative and extends beyond the Buffer, then the Performance Credit for that Index Option is equal to the Index Return plus the Buffer.

For each Index Option that receives a Performance Credit, we multiply its Performance Credit by its Index Option Base.  This result is then added to its Index Option Base.  We then set each Index Option Value equal to its Index Option Base.

Finally, on each Term End Date, for each Index Option we:
•	Increase its Index Option Value and Index Option Base by the amount of any Additional Purchase Payments and Transfers into the Index Option received that day;
•	Reduce its Index Option Value and Index Option Base by the amount transferred out of the Index Option; and
•	Reduce its Index Option Value and Index Option Base for Withdrawals (including any Withdrawal Charge) and Contract Charges as described above.

Performance Lock

You can request a Performance Lock of the current Index Option Value for any of your unlocked Index Options by providing an Authorized Request.  We process the request on the Lock Date based on the values at the end of the Business Day. Compared with what you would have received  as a Performance Credit on the Term End Date, if you exercise a Performance Lock on an Index Performance Strategy Index Option(s) or the Index Protection NY Strategy Index Options  you may receive less than the full protection of the Buffer, or if uncapped, less than the full Index Return multiplied by the Participation Rate over the Term.

Once an Index Option Value has been locked:
•	The Index Option Value will not change until the next Index Anniversary that occurs on or immediately after the Lock Date, unless it is reduced for Withdrawals and any other Contract Charges;
•	The locked Index Option will not receive a Performance Credit on the Term End Date; and
•	You cannot unlock the Index Option.

On the Index Anniversary that occurs on or immediately after the Lock Date, we will unlock the Index Option Value, set the Index Option Base equal to the Index Option Value and reallocate the Index Option Value according to your new allocation instructions. If you have not provided new allocation instructions, we will reallocate the Index Option Value into the same Index Option with a new Term.
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Transfers

During the Accumulation Phase, you can transfer all or a part of the Contract Value in an Allocation Option into another Allocation Option by providing an Authorized Request.  Transfers from the Variable Options to the Index Options can only occur on the Index Effective Date and on subsequent Index Anniversaries by providing an Authorized Request.  Transfers from the Index Options to the Variable Options can only occur on a Transfer Index Anniversary shown on your Contract Schedule by providing an Authorized Request.

We will send you a letter at least 30 days in advance of each Index Anniversary notifying you of your upcoming Index Anniversary. When renewal Caps and Participation Rates, if applicable, are declared on your Index Anniversary, you have the option of staying in your current Index Option or moving to another permitted Allocation Option, subject to the limitations included within this Transfer section. If you take no action to move to another permitted Allocation Option, you stay in your current Index Options and automatically becomes subject to the renewal Caps and Participation Rates, if applicable, until the next Term Start Date.

Each Contract Year, you are allowed the Number of Free Transfers Permitted between the Variable Options.  The Number of Free Transfers Permitted is shown on the Contract Schedule.

We charge a Transfer Fee for each Transfer you make between Variable Options in excess of the Number of Free Transfers Permitted.  Transfers we make at the end of the Right to Examine period, Transfers made pursuant to a regularly scheduled Transfer, Transfers between the Index Options or between the Variable Options and the Index Options, or other Transfers under programs specifically waiving the Transfer Fee are not counted in determining the application of the Transfer Fee.

All Transfers are subject to the following.
•
Any Transfer Fee that we impose is shown on the Contract Schedule.  We deduct the Transfer Fee from the total amount transferred.  The total amount transferred minus the Transfer Fee is proportionately allocated to the specified Variable Option(s).  If you are transferring from multiple Variable Options, we treat the Transfer as a single Transfer for the purpose of any Transfer Fee.

•	Any Transfer request must clearly specify the amount you wish to Transfer and the Allocation Options involved.

On a non-discriminatory basis, we may restrict any use of this Transfer right, which we consider part of a market-timing program.  A market-timing program is one where Transfers are made to or from Variable Options in anticipation of expected future changes in the performance of the Variable Options.  Market-timing may be characterized by frequent or large trades or a grouping of trades for multiple contract Owners.  We reserve the right to impose the following modifications and restrictions on Transfers between the Variable Options to prevent market-timing activities.
•	Requiring a minimum time period between each Transfer.
•	Limiting the frequency of Transfers.
•	Not accepting a Transfer request from, or made on your behalf by, a third party or a registered representative.
•	Limiting the dollar amounts that an Owner can Transfer between the Variable Options at any one time.
•	Not accepting Transfer instructions other than by first class U.S. mail.
•	Prohibiting Transfers into specific Variable Options.

We may, without prior notice to any party, take whatever action we deem appropriate to comply with any state or federal regulatory requirement.  In addition, purchase orders for a Variable Option’s shares are subject to acceptance by that Variable Option’s manager.  We reserve the right to reject, without prior notice, any Variable Option Transfer request or Purchase Payment if the purchase order is rejected by the investment manager.  We have entered into agreements required under SEC Rule 22c-2 with the investment managers.  Under the terms of the agreements we must restrict trading activity upon request as referenced in the preceding paragraph.

If you use this Transfer right, we are not liable for Transfers made in accordance with your instructions.  We determine the number and value of the subaccount Accumulation Units to be transferred as of the end of the Business Day immediately following our receipt of the Authorized Request for Transfer.
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Suspension of Payments or Transfers

We may suspend or postpone Transfers or payments for Withdrawals from or to the Variable Account for any period when:
•	The New York Stock Exchange is closed, other than customary weekend and holiday closings.
•	Trading on the New York Stock Exchange is restricted.
•
An emergency, as determined by the Securities and Exchange Commission, exists as a result of which disposal of the Variable Option shares held in the Variable Account is not reasonably practicable or it is not reasonably practicable to determine the Variable Options' Net Asset Value.

•	During any other period when the Securities and Exchange Commission, by order, so permits for the protection of Owners.

Any suspension or postponement will be in accordance with the deferment provisions of the Investment Company Act of 1940, as amended.

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Contract Charges

Mortality and Expense Risk Charge
Each Business Day during the Accumulation Phase, we deduct a Mortality and Expense Risk Charge from your selected Variable Options’ assets. The Mortality and Expense Risk Charge is an annualized rate that is calculated on a daily basis as a percentage of the Variable Options’ net asset value. The net asset value is the price of an underlying Variable Option. The Mortality and Expense Risk Charge is shown on the Contract Schedule.

Contract Maintenance Charge
Your annual Contract Maintenance Charge is shown on the Contract Schedule. We waive this charge as follows:
•	During the Accumulation Phase if the Entire Contract Value is at least equal to the Designated Amount at the end of the last Business Day before the Contract Anniversary.
•	During the Accumulation Phase if the Contract Value on the Contract Anniversary is at least equal to the Designated Amount.
•	During the Annuity Phase.

The Designated Amount is shown on the Contract Schedule.  We determine the Entire Contract Value by adding the Contract Value for all individually owned contracts by using the Owner’s social security number, and for non-individually owned contracts we use the Annuitant’s social security number.

During the Accumulation Phase, we deduct the Contract Maintenance Charge from the Contract Value on the Contract Anniversary.  If the Contract Anniversary is not a Business Day, we deduct the charge on the next Business Day.  If you take a Full Withdrawal from your contract (other than on a Contract Anniversary), we deduct the Contract Maintenance Charge.  We deduct the Contract Maintenance Charge proportionately from each Allocation Option.
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Withdrawals

During the Accumulation Phase and before the first Valid Claim, you can request a Full or Partial Withdrawal from this contract by providing an Authorized Request.

We pay the amount of any Withdrawal after receipt of an Authorized Request unless the Suspension of Payments or Transfers section of this contract is in effect.

Full Withdrawal
A Full Withdrawal is a request for the total Contract Value.  We process a Full Withdrawal on the Business Day we receive an Authorized Request, based on the values at the end of the Business Day.  The Full Withdrawal amount is equal to the total Contract Value minus any final Contract Charges, and Withdrawal Charge.  This contract terminates upon a Full Withdrawal.

Partial Withdrawals
A Partial Withdrawal is a request for an amount less than the total Contract Value.   Each Partial Withdrawal must be greater than or equal to the Minimum Partial Withdrawal shown on the Contract Schedule.  When you request a Partial Withdrawal, we deduct the amount you request, plus any applicable Withdrawal Charge from the total Contract Value.  We apply the Withdrawal Charge to this total amount.

We deduct Partial Withdrawals proportionately from the Allocation Options, unless we receive alternate instructions.  We deduct a Partial Withdrawal from the Contract Value at the end of the Business Day that we process the Withdrawal request.

If you request a Partial Withdrawal that causes the Contract Value to be less than the Minimum Required Value shown on the Contract Schedule, we treat your request as a Full Withdrawal.

Withdrawal Charge
Upon a Full or Partial Withdrawal of this contract we assess a Withdrawal Charge.  A Withdrawal Charge applies if any part of a Withdrawal comes from a Purchase Payment that is still within the Withdrawal Charge period.  We assess the Withdrawal Charge against the Withdrawal Charge Basis, which is equal to total Purchase Payments, less any Purchase Payments withdrawn (including any Penalty-free Withdrawals), and less any applicable Withdrawal Charges outlined below.  Penalty-free Withdrawals include Withdrawals under the Free Withdrawal Privilege and waiver of Withdrawal Charge benefit, and payments under our minimum distribution program, if applicable.  We do not reduce the Withdrawal Charge Basis for amounts we deduct to pay contract charges, other than the Withdrawal Charge.  If the Withdrawal Charge Basis is zero, we do not assess a Withdrawal Charge.  For purpose of calculating any Withdrawal Charge we withdraw Purchase Payments on a first-in-first-out (FIFO) basis.  We calculate the charge at the time of each Withdrawal.  We take each Withdrawal from your contract in the following order.
1.  Purchase Payments that are beyond the Withdrawal Charge period shown in the Withdrawal Charge Percentages Table.  This Withdrawal is not subject to a Withdrawal Charge and it reduces the Withdrawal Charge Basis.
2.  Purchase Payments that are available under the Free Withdrawal Privilege.  This Withdrawal is not subject to a Withdrawal Charge and it reduces the Withdrawal Charge Basis.
3.  Purchase Payments that are within the Withdrawal Charge period shown in the Withdrawal Charge Percentages Table on a FIFO basis.  This Withdrawal is subject to a Withdrawal Charge, which is determined by multiplying each Purchase Payment by its applicable Withdrawal Charge percentage and then totaling the charges.  This Withdrawal reduces the Withdrawal Charge Basis.
4.  Any contract earnings.  This Withdrawal is not subject to a Withdrawal Charge and it does not reduce the Withdrawal Charge Basis.

The Withdrawal Charge Percentages Table is shown on the Contract Schedule.  We will not assess the withdrawal charge on any payments paid out as Annuity Payments or as death benefits.

Free Withdrawal Privilege
Each Contract Year you can take multiple Withdrawals without incurring a Withdrawal Charge if, when added together, they do not exceed the Free Withdrawal Amount shown on the Contract Schedule.  Any unused Free Withdrawal Privilege in one Contract Year is not added to the Free Withdrawal Amount available in the next year.  If you take a Full Withdrawal, we assess a Withdrawal Charge with no reductions for the Free Withdrawal Privilege.

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Annuity Payments

This contract provides for Annuity Payments.  The Annuity Date is the date Annuity Payments begin.

How Annuity Payments Begin
You may begin Annuity Payments by providing an Authorized Request.  If you do not begin Annuity Payments before the Scheduled Annuity Date, we will begin Annuity Payments on the Scheduled Annuity Date if the Adjusted Contract Value on that date is greater than zero. You can request an earlier or later Annuity Date by providing an Authorized Request at least 30 days before the Annuity Date.  Your requested Annuity Date cannot be earlier than thirteen months after the Issue Date or later than the last Annuity Date permitted by applicable state or federal law.  The Scheduled Annuity Date is shown on the Contract Schedule.  The Scheduled Annuity Date is the first day of the calendar month following the later of the Annuitant’s 90th birthday, or the tenth Contract Anniversary.

We make Annuity Payments according to the Annuity Option and payment frequency you select.  You can select a monthly, quarterly, semi-annual, or annual payment frequency.  For Annuity Payments to begin, we may require that Annuity Payments be greater than or equal to the Minimum Annuity Payment shown on the Contract Schedule.  We send Annuity Payments to the Payee.

Annuity Payments will be at least as favorable as those that would be provided by the application of the Adjusted Contract Value to purchase any single premium immediate annuity contract offered at that time, for the same class of Annuitants, or, if we do not offer a single premium immediate annuity contract, Annuity Payments will be reasonable in relation to the market single premium immediate annuity rates.

If you do not select an Annuity Option or payment frequency, we make monthly Annuity Payments, according to Option 2 – Life Annuity with a 10-year guaranteed period.

We may require proof of the Age and gender of an Annuitant before making any Annuity Payments.

During the Annuity Phase, you cannot change the Annuity Option or the payment frequency, and we may periodically require proof that the Annuitant is still living.

If a sole Owner dies during the Annuity Phase, and we are still required to make Annuity Payments under the terms of the selected Annuity Option, the Beneficiary(ies) becomes the Owner(s) of this contract.  If a Joint Owner dies during the Annuity Phase, and we are still required to make Annuity Payments under the terms of the selected Annuity Option, the surviving Joint Owner becomes the sole Owner of this contract.  Any remaining payments will continue at least as rapidly as under the method of distribution in effect at such Owner’s death.

How we calculate Annuity Payments
We calculate Annuity Payments on the Annuity Date using the Adjusted Contract Value and current purchase rates for the Annuity Option you select.  Current purchase rates cannot be less than the rates in the Guaranteed Purchase Rate Table shown on the Contract Schedule.  The guaranteed purchase rates are based on the Annuity Mortality Table and the Minimum Annual Annuity Payment Rate shown on the Contract Schedule.  You may contact us at any time to get the current purchase rates that we would use if you were to begin Annuity Payments at that time.

Annuity Payments are equal to the Adjusted Contract Value, divided by $1,000, and then multiplied by the applicable purchase rate for the Annuity Option you select.  Annuity Payments will not change, unless as described in Annuity Option 3 – Joint and Last Survivor Annuity.

Annuity Options
You may select an Annuity Option by Authorized Request.

Option 1 – Life Annuity
We make Annuity Payments during the life of the Annuitant.  The last payment will be the one that is due before the Annuitant’s death.

Option 2 – Life Annuity with a Guaranteed Period over 5, 10, 15 or 20 years
We make Annuity Payments during the life of the Annuitant.  If the Annuitant dies before the end of the selected guaranteed period, we continue to make Annuity Payments to the Payee for the rest of the guaranteed period.  If the Payee and Annuitant were the same person, we will make payments to the Owner.  If the Payee, Annuitant and Owner were the same person, we will make payments to the Beneficiary.
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Option 3- Joint and Last Survivor Annuity
We make Annuity Payments during the lifetimes of the Annuitant and Joint Annuitant.  Upon the death of one Annuitant, Annuity Payments to the Payee continue during the lifetime of the surviving Joint Annuitant at a level of 100%, 75% or 50% of the previous amount, as selected by the Owner.  The last payment will be the one that is due before the last surviving Joint Annuitant’s death.

Option 4 – Joint and Last Survivor Annuity with a Guaranteed Period over 5, 10, 15 or 20 years
We make Annuity Payments during the lifetimes of the Annuitant and Joint Annuitant.  Upon the death of one Annuitant, Annuity Payments to the Payee continue during the lifetime of the surviving Joint Annuitant at 100% of the previous amount.  If the surviving Joint Annuitant dies after the selected guaranteed period, the last payment will be the one that is due before the Annuitant’s death.  However, if both Joint Annuitants die before the end of the selected guaranteed period, we continue to make Annuity Payments to the Payee for the rest of the guaranteed period.  If the Payee and Annuitant were the same person, we will make payments to the Owner.  If the Payee, Annuitant and Owner were the same person, we will make payments to the Beneficiary.

Option 5 – Refund Life Annuity
We make Annuity Payments during the lifetime of the Annuitant.  The last payment will be the one that is due before the Annuitant’s death.  After the Annuitant’s death, the Payee can receive a lump sum refund.  The amount of the refund equals the Adjusted Contract Value on the Annuity Date minus all Annuity Payments made.  If the Payee and Annuitant were the same person, we will make payments to the Owner. If the Payee, Annuitant and Owner were the same person, we will make payments to the Beneficiary.

Death Benefit

Who receives the Death Benefit
If the sole Owner dies during the Accumulation Phase, we pay the Death Benefit to the Beneficiary.

If a Joint Owner dies during the Accumulation Phase, the surviving Joint Owner automatically becomes the sole primary Beneficiary, replacing all the Beneficiaries previously named, and we pay the Death Benefit to the surviving Joint Owner.

If the Owner is a non-individual and the Annuitant dies during the Accumulation Phase, we pay the Death Benefit to the Beneficiary.

If a Beneficiary predeceases you, or you and a Beneficiary die simultaneously, that Beneficiary’s interest in this contract ends, unless your Beneficiary designation specifies otherwise.  You and a Beneficiary are deemed to have died simultaneously if it is not established by clear and convincing evidence that either you or the Beneficiary survived the other individual by one hundred and twenty hours.

If there are no surviving primary Beneficiaries, we pay the Death Benefit to the contingent Beneficiaries who survive you.  If there are no surviving Beneficiaries or if there is no named Beneficiary, we pay the Death Benefit to your estate or the Owner (if the Owner is a non-individual).

For multiple Beneficiaries, the surviving Beneficiaries share equally in the Death Benefit unless you specify unequal percentages.  If you specify unequal percentages, the surviving Beneficiaries share the Death Benefit proportionately.

Death Benefit
During the Accumulation Phase, if you (the Owner, or Annuitant if the Owner is a non-individual) are the Determining Life and you die, or if you die simultaneously with a Determining Life (Lives), we will pay the Traditional Death Benefit.  The Traditional Death Benefit is equal to the greater of (a) or (b), minus any Premium Tax paid by us.
(a)	The Contract Value.
(b)	The total of all Purchase Payments received reduced proportionately by the percentage of Contract Value withdrawn, including any Withdrawal Charge.
•	For a sole Beneficiary, we determine the Contract Value and total Purchase Payments adjusted for Withdrawals at the end of the Business Day we receive a Valid Claim from the Beneficiary.
•
For multiple Beneficiaries, we determine the total Purchase Payments adjusted for Withdrawals for each surviving Beneficiary’s portion of the Death Benefit at the end of the Business Day we receive the first Valid Claim from any one Beneficiary.  We determine the Contract Value for each surviving Beneficiary’s portion of the Death Benefit as of the end of the Business Day we receive his or her Valid Claim.

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Death Benefit (continued)
However, if you (the Owner, or Annuitant if the Owner is a non-individual) and the Determining Life (Lives) are different individuals:
•
If any Determining Life dies before you, we compare the Contract Value and total Purchase Payments adjusted for Withdrawals determined at the end of Business Day we receive due proof of a Determining Life’s death.  If your Contract Value is less than the total Purchase Payments adjusted for Withdrawals, we increase your Contract Value to equal the total Purchase Payments adjusted for Withdrawals.

•	If you die before any Determining Life, the Traditional Death Benefit ends.

Each Beneficiary’s portion of the Death Benefit remains in the Allocation Options until we receive his or her Valid Claim.

The Traditional Death Benefit ends upon the earliest of the following.
•	The Business Day that the total Purchase Payments adjusted for Withdrawals and the Contract Value are both zero.
•	The Business Day before the Annuity Date.
•
Upon the death of any Determining Life, the end of the Business Day we receive a Valid Claim from all the Beneficiaries, if the Determining Life is the Owner (or Annuitant if the Owner is a non-individual) or if the Determining Life dies simultaneously with the Owner.

•
Upon the death of any Determining Life, the end of the Business Day we receive an Authorized Request of due proof of the Determining Life’s death, if the Determining Life is no longer an Owner (or Annuitant if the Owner is a non-individual).

•
Upon the death of any Owner (or Annuitant if the Owner is a non-individual), the end of the Business Day we receive the first Valid Claim from any one Beneficiary, if the Owner is no longer a Determining Life.

If the Traditional Death Benefit has ended during the Accumulation Phase and you (the Owner, or Annuitant if the Owner is a non-individual) die, each of your surviving Beneficiary(s) will receive as a Death Benefit his or her portion of the Adjusted Contract Value determined at the end of the Business Day we receive his or her Valid Claim.

Payment of the Death Benefit
We require a Valid Claim before we pay any Death Benefit.

Continuation of this Contract by the Surviving Spouse
During the Accumulation Phase, an eligible surviving spouse Beneficiary can choose to continue their portion of this contract, instead of receiving payment of the Death Benefit, by providing a Valid Claim.

If a Beneficiary is the surviving spouse of the deceased Owner, he or she is eligible to continue their portion of this contract as the sole Owner.

If a Joint Owner is the surviving spouse of the deceased Owner, he or she is eligible to continue their portion of this contract as the sole Owner since the surviving spouse Owner automatically becomes the Beneficiary.

If the Owner is a non-individual, a Beneficiary is the surviving spouse of the deceased Annuitant, and this contract is qualified under the federal tax code, the surviving spouse is eligible to continue their portion of this contract as the Annuitant.

If a surviving spouse continues this contract as the sole Owner, he or she can exercise all Ownership rights under this contract.

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Death Benefit Payment Options
If death occurs during the Accumulation Phase, a Beneficiary must request that the Death Benefit be paid by one of the payment options below.  We do not deduct the Contract Maintenance Charge under these payment options.

Option A  - A lump sum payment of the Death Benefit.

Option B  - Deferral of payment of the Death Benefit for up to five years from the date of the death of any Owner.  During the deferral period, the Beneficiary can make transfers within their portion of the contract among the Allocation Options.  At the end of the fifth year, any remaining Death Benefit is paid in a lump sum.  If you select Option B, we continue to assess the Mortality and Expense Risk Charge shown on the Contract Schedule, if applicable, and the Transfer Fee shown on the Contract Schedule.

Option C  - If the Beneficiary is an individual, payment of the Death Benefit as Annuity Payments under an Annuity Option over the lifetime of the Beneficiary.  With our written consent, other options may be available for payment over a period not extending beyond the life expectancy of the Beneficiary under which we continue to assess the Mortality and Expense Risk Charge shown on the Contract Schedule, if applicable, and theTransfer Fee shown on the Contract Schedule.

If you do not select a Death Benefit Payment Option, the default payment option is Option B.

Any Beneficiary’s portion of the Death Benefit not applied to Annuity Payments under an Annuity Option within one year of the date of the Owner’s death must be distributed within five years of the date of death.

If a Beneficiary requests a lump sum payment, and it is not paid within seven days of receipt of a Valid Claim from the Beneficiary, we will pay interest from day 8 until the date of payment at the rate of interest currently paid by the Company on proceeds left under the interest settlement option, unless the Suspension of Payments or Transfers section in this contract is in effect.

In cases of multiple Beneficiaries, we will continue to assess the Mortality and Expense Risk Charge shown on the Contract Schedule after receiving the first Valid Claim from any one Beneficiary until there has been a complete distribution of the death benefit.

Ownership

Assignment of this Contract
You can, by Authorized Request, assign or otherwise transfer specific rights under this contract during the Accumulation Phase and before the first Valid Claim.  Upon receipt of the Authorized Request, we record the assignment, but we will not be responsible for the validity or effect of the assignment, including the tax consequences of such assignment.  We will not be liable to the assignee for any actions we take or payments we make before we receive an Authorized Request of the assignment or transfer.

If you assign this contract, you can exercise your rights only with the written consent of the assignee.  An assignment does not change the Annuitant or Beneficiary.  An assignment does not change any Determining Life, except as described under the definition of “Determining Life”.   An assignment that is not an absolute assignment does not change the Owner.

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Change of Ownership
You can, by Authorized Request, change ownership of this contract to a new Owner during the Accumulation Phase and before the first Valid Claim.  Upon receipt of the Authorized Request, we record the change of ownership.  We will not be responsible for the validity or effect of the change of ownership, including the tax consequences of such transfer.  We will not be liable to the new Owner for any actions we take or payments we make before we receive an Authorized Request of the change of ownership.

A change of ownership does not change the Annuitant or Beneficiary.  A change of ownership does not change any Determining Life, except as described under the definition of “Determining Life”.   The new Owner can request a change of Annuitant or Beneficiary by providing an Authorized Request.

Non-Individual Owners
If this contract is owned by a non-individual, then we treat the Annuitant as the Owner for purposes of determining the payment of any Death Benefit and determining when the Accumulation Phase ends.  If the Annuitant dies on a non-individually owned contract, we pay the Death Benefit to the Beneficiary as described in “Who receives the Death Benefit”.

The term “non-natural Owner” may also be used to mean “non-individual Owner” in any endorsement and/or rider.

Change of Annuitant
A non-individual Owner cannot change the Annuitant.  Otherwise, you can change the Annuitant during the Accumulation Phase and before the first Valid Claim by providing an Authorized Request.  If the Annuitant, who is not an Owner, dies during the Accumulation Phase, a sole Owner automatically becomes the Annuitant, but can name another Annuitant at any time.  If there are Joint Owners and the Annuitant who is not an Owner dies, the younger Joint Owner automatically becomes the Annuitant, but the Joint Owners can name another Annuitant at any time.  An Annuitant change takes effect as of the date you signed the Authorized Request.  We will not be liable for any actions we take or payments we make before we receive the Authorized Request.

Change of Beneficiary
For solely owned contracts, you can change the Beneficiary at any time by providing an Authorized Request.

For jointly owned contracts, the surviving Joint Owner is the sole primary Beneficiary and cannot be changed.

An irrevocable Beneficiary must give written consent before we will change the Beneficiary.  A Beneficiary change takes effect as of the date you signed the Authorized Request.  We are not liable for any actions we take or payments we make before the Service Center receives the Authorized Request.

General Provisions

Entire Contract
We have issued this contract in consideration of the Initial Purchase Payment.  This contract and any attached amendments, riders, and endorsements are the entire contract.

Incontestability of this Contract
We will not contest this contract.

Misstatement of Age or Gender
After the Annuity Date, if we misstate the Age or gender of the Annuitant, we will recalculate the Annuity Payments based on the correct Age and gender.  If the misstatement caused an underpayment, we pay the Payee the difference in one payment.  If the misstatement caused an overpayment, we reduce the next payment by the amount of the difference.  If the amount of the difference is larger than the next payment, we reduce the subsequent payment, and so on until the entire difference has been subtracted.  If the future payments are insufficient to cover the difference, we bill the Payee for the amount due.

The annual interest rate to be used in the calculation of the adjustments for underpayments is 1%.  There is no interest charged to any over payment.

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Annual Report
At least once each calendar year during the Accumulation Phase, we send you a report that shows the number of Accumulation Units credited to this contract, the dollar value of each Accumulation Unit, the Index Option Values, the Contract Value, the Death Benefit amount, total Contract Value available for cash withdrawal, and any fees or charges, including but not limited to Transfer Fees and Contract Charges, and any other information required by law.

No Dividends are Payable
This contract is nonparticipating.  This contract does not participate in our profits or surplus.

If an Index is Added
We may add an Index and send you and any assignee of record notice of the addition at your last known address.

If an Index is Discontinued or Renamed
If the publication of an Index is discontinued or if the calculation of an Index is changed substantially, we will seek regulatory approval to substitute a comparable Index.  When we receive approval, we will send you and any assignee of record notice of the substitution at your last known addresses.  If an Index is renamed, we will send you and any assignee of record notice of the new name.

If an Index Option is Temporarily Unavailable
We may make an Index Option temporarily unavailable if, due to yield on investments or the availability or cost of hedging, we are unable to support the Minimum Cap on that Index Option.

On the Issue Date, we declare current Index Options that we cannot make temporarily unavailable to you and these do not change.  The Index Options that will not be made temporarily unavailable are shown on the Allocations Options Contract Schedule.

If we make an Index Option temporarily unavailable, we will provide written notice prior to the temporary unavailability and you will have the opportunity to change your allocation instructions to transfer any assets held in that temporarily unavailable Index Option into an available Allocation Option on the upcoming Term Start Date. No Index Option will be made temporarily unavailable until the Index Availability Period has elapsed. Once the Index Availability Period has elapsed, an Index Option may be made temporarily unavailable on the upcoming Term Start Date, as applicable.  The Index Availability Period is shown on the Allocation Options Contract Schedule.

Unless you have provided allocation instructions that indicate otherwise, if on the Term Start Date an Index Option is temporarily unavailable, we transfer any assets held in or destined for that temporarily unavailable Index Option to the Money Market Variable Option. A Money Market Variable Option will always be available as an alternative to unavailable Index Options.

On the Term Start Date that we can support the Minimum Cap on the temporarily unavailable Index Option, the Index Option will be made available to you.

Who can make changes in this contract
Only our President together with our Secretary has the authority to make any changes to this contract.  Any change must be in writing.

Taxes
Taxes paid to any governmental entity results in an amount equivalent to the tax being charged against the Contract Value.  We determine whether taxes have resulted from the investment experience of the Variable Account, our receipt of Purchase Payments, or commencement of Annuity Payments.  We may pay taxes when due and deduct that amount from the Contract Value at a later date.  This will not waive any right we may have to deduct previously paid amounts at a later date.

We deduct any withholding taxes from any payment we make, as required by applicable law.

Evidence of Survival
Where any benefits under this contract are contingent on a person being alive on a given date, we may require proof satisfactory to us that the condition has been met.

Termination
The contract terminates when:
•	the Accumulation Phase and/or the Annuity Phase terminates; and
if a Valid Claim has been received and all Death Benefit payments have been made.
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Amendments
We may amend this contract to retain its qualification for treatment as an annuity, whether under state or federal law, including the following.
•	The Internal Revenue Code, as amended.
•	Internal Revenue Service Rulings and Regulations.
•	Any requirements imposed by the Internal Revenue Service.

We will obtain the New York State Department of Financial Services’ approval before we amend this contract.  We will also obtain prior written consent of the Owner if any amendment reduces the rights or benefits under a previously issued contract.

Minimum Values
The minimum values for any cash surrender benefit and Death Benefit available under this contract are not less than those required by the state of New York.

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Allianz Life Insurance Company
of New York
[1633 Broadway, 42nd Floor]
[New York, NY 10019-6708]

[800/624-0197]

Individual Flexible Purchase Payment Variable and Index-Linked Deferred Annuity Contract

Purchase Payments we receive for this contract accumulate to provide Annuity Payments or an incidental Death Benefit.  This is a variable annuity contract with Contract Value increasing or decreasing depending on the experience of the Variable Account and Index Options.  Investment in the contract may result in a loss of Purchase Payments.  This contract is nonparticipating, with no dividends payable.  Benefits available under this contract are not less than those required by New York statute.  This contract contains a provision allowing us to make an Index Option temporarily unavailable on the upcoming Term Start Date if, due to yield on investments or the availability or cost of hedging, we are unable to support the Minimum Cap on that Index Option.

THE INDEX RETURN MAY BE POSITIVE, NEGATIVE OR ZERO AND INVESTMENT IN THIS CONTRACT MAY RESULT IN A LOSS OF PRINCIPAL.  IN SOME INSTANCES, THE POTENTIAL INVESTMENT LOSS FOR THIS PRODUCT MAY BE SIGNIFICANTLY GREATER THAN THE POTENTIAL INVESTMENT GAIN.

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